Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of February 7, 2006 by and between Advanced Magnetics, Inc., a Delaware corporation with offices at 61 Mooney Street, Cambridge, MA 02138 (“AMI”) and Joseph L. Farmer, of 484 East Seventh Street, Boston, MA 02127 (“you”).

Whereas, AMI desires to continue to employ you, and you desire to continue your employment with AMI on and subject to the terms and conditions set forth in this Agreement;

Now therefore, AMI and you agree as follows:

1.	Employment; Position; Duties.

a)            Employment. AI and you agree that your employment with AMI commenced on February 28, 2005. The terms of this Agreement shall be effective as of February 7, 2006 (the “Effective Date”).

b)            Position. You shall serve as General Counsel and Vice President of Legal Affairs of AMI.

c)            Duties. You shall perform for AMI the duties customarily associated with the office of General Counsel and Vice President of Legal Affairs and such other duties as may be assigned to you from time to time by AMI’s Chief Executive Officer (“CEO”) or AMI’s Board of Directors (the “Board”) that are consistent with the duties normally performed by those performing the role of General Counsel and Vice President of Legal Affairs of similar entities. You shall devote substantially your full business time and best efforts to the performance of your duties hereunder and the business and affairs of AMI and will not undertake or engage in any other employment, occupation or business enterprise; provided, however, that you may participate as a member of the board of directors or advisory board of another entity and in professional organizations and civic and charitable organizations. You shall be based in AMI’s principal offices, which currently are in Cambridge, Massachusetts.

2.            Term. The term of this Agreement shall be for a three (3) year period commencing on the Effective Date unless terminated earlier pursuant to Section 4 below (the “Term”). You may continue to be employed by AMI beyond the Term of this Agreement, but such employment shall be on such terms and conditions as you and AMI then may agree.

3.            Compensation and Benefits. AMI shall pay you the following compensation and benefits for all services rendered by you under this Agreement:

a)            Base Salary. AMI will pay you a Base Salary at the annualized rate of $178,000.00, minus withholdings as required by law and other deductions authorized by you,

which amount shall be paid in equal installments at AMI’s regular payroll intervals, but not less often than monthly. Your base salary shall be increased annually by the CEO or Board in their discretion.

b)            Transaction Bonus. In the event that a definitive agreement in connection with a Change of Control (as defined below) of the Company is executed prior to December 31, 2006 and such Change of Control is thereafter consummated, you will receive a bonus of $100,000 within 5 business days of the closing date of such Change of Control. For purposes of this Agreement, “Change of Control” shall mean the first to occur of any of the following: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board of Directors of the Company; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; (c) any sale of all or substantially all of the assets of the Company; or (d) any other acquisition by a third party of all or substantially all of the business or assets of the Company, as determined by the Board of Directors of the Company, in its sole discretion the sale of AMI or its business, by merger, sale of substantially all of its assets or otherwise.

c)            Options. You shall be eligible to receive stock options or other equity compensation under AMI’s equity incentive plans as recommended by the Chief Executive Officer and approved by the Board of Directors from time to time.

d)            Vacation. You will continue to accrue vacation days in accordance with the policies and procedures of AMI as in effect from time to time.

e)            Benefits. You will be eligible to participate in all group health, dental, 401(k), and other insurance and/or benefit plans that AMI may offer to similarly situated executives of AMI from time to time on the same terms as offered to such other executives.

f)            Business Expenses. AMI will reimburse you for all reasonable and usual business expenses incurred by you in the performance of your duties hereunder in accordance with AMI’s expense reimbursement policy.

4.            Termination. Your employment with AMI may be terminated prior to the expiration of the Term as follows:

a)            Death. This Agreement shall terminate automatically upon your death.

b)            Disability. AMI may terminate your employment in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of AMI and you or your personal representative(s)) from substantially performing your duties and responsibilities hereunder for one or more periods totaling one hundred and twenty (120) days in any twelve (12) month period.

c)            By AMI for Cause. AMI may terminate your employment for “Cause” upon written notice to you. For purposes of this Agreement, “Cause” shall mean any of (i) fraud, embezzlement or theft against AMI or any of its affiliates; (ii) you are convicted of, or plead guilty or no contest to, a felony; (iii) willful nonperformance by you (other than by reason of illness) of your material duties hereunder and failure to remedy such nonperformance within ten (10) business days following written notice from the CEO identifying the nonperformance and the actions required to cure it; or (iv) you commit an act of gross negligence, engage in willful misconduct or otherwise act with willful disregard for AMI’s best interests, and you fail to remedy such conduct within ten (10) business days following written notice from the CEO identifying the gross negligence, willful misconduct or willful disregard and the actions required to cure it (if such conduct can be cured).

d)            By AMI Other Than For Death, Disability or Cause. AMI may terminate your employment other than for Cause, disability or death upon thirty (30) days prior written notice to you.

e)            By You For Any Reason. You may terminate your employment at any time for any reason upon thirty (30) days prior written notice to AMI.

5.            Payment Upon Termination. In the event that your employment with AMI terminates, you will be paid the following:

a)            Termination for Any Reason. In the event that your employment terminates for any reason, AMI shall pay you for the following items that were earned and accrued but unpaid as of the date of your termination: (i) your Base Salary; (ii) a cash payment for all accrued, unused vacation calculated at your then Base Salary rate; (iii) reimbursement for any unpaid business expenses; and (iv) such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of AMI then in effect.

b)           Termination Within One Year of a Change of Control. In addition to the payments provided for in Section 5(a), in the event that (i) within one year from the date a Change of Control is consummated either (a) AMI (for purposes of this section, such term to include its successor) terminates your employment other than for Cause pursuant to Section 4(c) or (b) you terminate your employment with AMI for any reason; (ii) you comply fully with all of your obligations under the Nondisclosure and Developments Agreement dated February 28, 2005 between AMI and you; and (iii) you execute, deliver to AMI and do not revoke a general release (in a form acceptable to AMI) releasing and waiving any and all claims that you have or may have against AMI and its directors, officers, employees, agents, successors and assigns with respect to your employment (other than any obligation of AMI set forth herein which specifically survives the termination of your employment), then AMI will pay you one (1) year of severance pay (calculated at your last Base Salary rate). The severance shall be paid in equal installments over the severance period in accordance with AMI’s usual payroll schedule.

6.            Nonsolicitation Covenant. In exchange for the consideration provided by this Agreement, you shall not, for a period of one year following the termination of your employment with AMI for any reason, directly or indirectly, whether through your own efforts, or in any way assisting or employing the assistance of any other person or entity (including, without limitation, any consultant or any person employed by or associated with any entity with which you are employed or associated), recruit, solicit or induce (or in any way assist another in recruiting, soliciting or inducing) any employee or consultant of AMI to terminate his or her employment or other relationship with AMI.

7.            Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor of AMI by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties. Neither this Agreement nor any rights or benefits hereunder may be assigned by you, except that, upon your death, your earned and unpaid economic benefits will be paid to your heirs or beneficiaries.

8.            Interpretation and Severability. It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9.            Notices. Any notice that you or AMI are required to give the other under this Agreement shall be given by personal delivery, recognized overnight courier service, or registered or certified mail, return receipt requested, addressed in your case to you at your last address of record with AMI, or at such other place as you may from time to time designate in writing, and, in the case of AMI, to AMI at its principal office, or at such other office as AMI may from time to time designate in writing. The date of actual delivery of any notice under this Section 9 shall be deemed to be the date of receipt thereof.

10.          Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. No waiver hereunder shall be effective unless it is in writing and signed by the waiving party.

11.          Complete Agreement; Modification. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous oral or written communications, negotiations, representations, understandings, or agreements between them. Any modification of this Agreement shall be effective only if set forth in a written document signed by you and a duly authorized officer of AMI.

12.          Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part, or affect the meaning, of this Agreement.

13.          Counterparts. This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

14.          Choice of Law; Jurisdiction. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the laws of Massachusetts, without regard to conflict of law principles. You hereby consent and submit without limitation to the jurisdiction of courts in Massachusetts in connection with any action arising out of this

Agreement, and waive any right to object to any such forum as inconvenient or to object to venue in Massachusetts. You agree that, in any action arising out of this Agreement, you will accept service of process by registered mail or the equivalent directed to your last known address or by such other means permitted by such court.

15.          Advice of Counsel; No Representations. You acknowledge that you have been advised to review this Agreement with your own legal counsel, that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney, and that AMI has not made any representations, warranties, promises or inducements to you concerning the terms, enforceability or implications of this Agreement other than as are contained in this Agreement.

16.          I.R.C. § 409A. All other provisions of this Agreement notwithstanding, this Agreement shall be construed to avoid any adverse tax consequences to you under Internal Revenue Code Section 409A, and the parties agree to amend this Agreement from time to time as may be necessary to that end, in a manner that best preserves the economic benefits to you. Further, for so long as AMI has a class of stock that is publicly traded on an established securities market or otherwise, then AMI shall from time to time compile a list of “Specified Employees” as defined in, and pursuant to, Prop. Treasury Reg. § 1.409A-1(i) or any successor regulation. If you are a Specified Employee on the date of the termination of your employment with AMI, then, notwithstanding any other provision herein, no payment shall be made to you pursuant to Section 5(b)(x) above during the period lasting six (6) months from the date of such termination of employment unless AMI determines that there is no reasonable basis for believing that making such payment would cause you to suffer any adverse tax consequences pursuant to Section 409A. If any payment to you is delayed pursuant to the provisions of this paragraph, such delayed payment shall instead be made on the first business day following the expiration of the six (6) month period referred to herein.

IN WITNESS WHEREOF, AMI and you have executed this Agreement as of the day and year first set forth above.

Advanced Magnetics, Inc.

By: /s/ Jerome Goldstein
Name: Jerome Goldstein
Title: Chief Executive Officer

/s/ Joseph L. Farmer
Joseph L. Farmer